Exhibit 10.1

Summary of Non-Employee Director Compensation

KEMET Corporation (the “Company”) compensates each member of its Board of Directors (the “Board”) who is not an employee of the Company or its subsidiaries.  On July 29, 2008, the Board unanimously approved a modification to the current compensation plan for its independent directors by (i) reducing the Board annual director’s fees by 10%, (ii) reducing the Board committee annual retainer fees by 10%, and (iii) reducing the Board and committee meeting fees by 25%.  As of the Company’s third fiscal quarter ended December 31, 2008, the compensation structure of the Board is as follows. The Chairman of the Board is paid an annual director’s fee of $54,000. Each director (other than the Chairman and any employee director) is paid an annual director’s fee of $31,500. In addition, all directors (other than any employee director) receive an annual grant of 2,500 shares of restricted stock of the Company. No director who is a full-time employee of the Corporation is paid an annual director’s fee. The Chairman of the Audit Committee of the Board receives an annual retainer of $6,750, and each member of that Committee receives an annual retainer of $4,500. The Chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee each receive an annual retainer of $4,500, and each member of each of these Committees receives an annual retainer of $2,700. All directors are reimbursed for out-of-pocket expenses incurred in connection with attending meetings. Each director (other than any employee director) receives as additional compensation a fee of $1,125 per meeting for attendance at each meeting of the Board and for attendance at each meeting of a committee of the Board.